Exhibit 10.8

Commercial Lease Agreement

This Commercial Lease Agreement (“Lease”) is made and effective 9-1-2015, by and between The Trust of Russell M. & Doris M. Notter(“Landlord”) and Matrix of Life Tech (“Tenant”).

Landlord is the owner of land and improvements commonly known and numbered as 543 Crystal Drive, Grants Pass, Oregon 97527 (Address)

Landlord desires to Lease the Shop, offices and part of the water resource on the Premises to Tenant, hereinafter called the “Leased Premises”, and Tenant desires to Lease the Lease Premises from Landlord for the term, at the rental and upon the covenants, conditions and provisions herein set forth.

THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, it is agreed:

1.  Term. Landlord hereby leases the Leased Premises to Tenant, and Tenant hereby leases the same from Landlord, for an “Initial Term” beginning 9-1-2015 and ending 9-1-2020 Extended to 9-1-2022. On 9-1-15 Tenant shall have possession of the Lease Premises.

2.  Rent. Tenant shall pay to Landlord a monthly rent during the initial term and during the renewal period lease of $2,000 per month, plus a reasonable amount to be determined by Lessee for their water usage.

3.  Use. Notwithstanding the forgoing, Tenant shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

4.  Sublease and Assignment. Tenant shall not sublease all or any part of the Leased Premises, or assign this Lease in whole or in part without Landlord’s effective written consent.

5.  Utilities. Tenant shall pay all charges for sewer, gas, electricity, telephone and other services and utilities used by Tenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord.

6.  Entry. Landlord shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Landlord shall not thereby unreasonably interfere with Tenant’s business on the Leased Premises.

7.  Leased Premises Rules. Tenant will comply with the rules of the Leased Premises adopted and altered by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so; all changes to such rules will be sent by Landlord to Tenant in writing.

IN WITNESS WHEREOF, the parties have executed this Lease as of 9-1-2015.

TTEE Doris M. Notter TTEE
Landlord

TTEE for Matrix of Life Tech
Tenant